SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) October 13, 2003
                               -------------------


                         STANLEY FURNITURE COMPANY, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)


     Delaware                      0-14938                       54-1272589
     --------                      -------                       ----------
(State or other                  (Commission                   (IRS Employer
  jurisdiction of                 File Number)               Identification No.)
  incorporation)


1641 Fairystone Park Highway, Stanleytown, Virginia                    24168
---------------------------------------------------                    -----
         (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (276) 627-2000
                                                    --------------



------------------------------------------------------------------------------
                   (Former name or former address, if changed
                              since last report.)

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ITEM 12. Results of Operations and Financial Condition


         On October 13, 2003, the Registrant issued a press release announcing third quarter 2003 operating results. The press release is attached hereto as
Exhibit 99.1 and incorporated herein by reference.

















SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         STANLEY FURNITURE COMPANY, INC.

   October 13, 2003                         By: /s/Jeffrey R. Scheffer
   ------------------                       ------------------------------
         Date                                Jeffrey R. Scheffer
                                             President and Chief Executive
                                             Officer




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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE:         CONTACT:  DOUGLAS I. PAYNE
October 13, 2003                         Executive Vice President - Finance and
                                         Administration
                                         (276) 627-2157
                                         e-mail: dpayne@stanleyfurniture.com

                                         ANITA W. WIMMER
                                         Treasurer
                                         (276) 627-2446
                                         e-mail: awimmer@stanleyfurniture.com

Sales Increase 6.3%

                           STANLEY FURNITURE ANNOUNCES
                         THIRD QUARTER OPERATING RESULTS

STANLEYTOWN, VA, October 13, 2003/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM: STLY) today reported sales and earnings for the third quarter of 2003. Sales and operating income were at the high end of management's previous guidance for the quarter. Earnings per share exceeded the guidance range due to the accretion from share repurchases in the third quarter.

Net sales of $65.2 million increased 6.3% from the third quarter of last year, marking the sixth consecutive quarter of sales growth over the comparable prior year quarter. Earnings per share of $.59 for the third quarter of 2003 compared to $.62 in the year ago quarter. The third quarter of last year included income from the reversal of a prior restructuring related charge of $.02 per share.

For the first nine months of 2003, net sales of $187.9 million increased 6.7% over the comparable prior year period. Year-to-date earnings per share improved to $1.65 compared to $1.26 in the nine-month period of 2002. Earnings for the first nine months of last year included restructuring and related charges of $.34 per share.

Operating income decreased to $6.5 million, or 9.9% of net sales, in the third quarter of 2003 compared to $7.2 million, or 11.7% of net sales, in the third quarter of 2002. The third quarter 2003 operating margin of 9.9% of net sales approximated the operating margin in both the first and second quarter of 2003. For the nine-month period of 2003 operating income increased to $18.7 million, or 10.0% of net sales, from $15.5 million, or 8.8% of net sales, a year ago. Before restructuring and related charges of $3.5 million, operating income was $19.1 million, or 10.8% of net sales, for the first nine months of 2002. Transition and start up costs from increased global sourcing including lower production levels at the Company's domestic factories, increases in certain marketing and product development costs, and other inflationary costs have been mostly offset with savings from the Company's offshore sourcing initiatives and downsizing of domestic operations.

Cash on hand combined with strong cash flow from operations in the first nine months of 2003 was used to purchase $14.8 million of the Company's common stock (including $12.1 million to purchase 450,000 shares of the Company's common stock in the third quarter of 2003), reduce debt $5.5 million, and pay cash dividends of $952,000. Total debt outstanding was $24.8 million and cash on hand was $1.4 million at September 27, 2003.

"We are pleased to report our sixth consecutive quarter of year-over-year sales growth," said Albert L. Prillaman, chairman. "While the overall tone of business appears to have modestly improved since the summer months, we believe this sales growth is due to market share gains, which we expect to continue. We enter the final quarter of 2003 with significant sales momentum as evidenced by a 20% increase in third quarter 2003 orders compared to the year ago quarter," Prillaman concluded.

"While our Young America(R) youth bedroom business continues to perform well, most of our sales growth this year is fueled from Stanley Collections which provides residential wood furniture for every room in the home including dining room, bedroom, home entertainment, home office and accent tables," commented Jeffrey R. Scheffer, president and chief executive officer. "We believe the growth in our Collections business this year results from market share gains and is evidence that our blended strategy is working. This strategy encompasses a blend of our efficient domestic manufacturing capabilities in focused factories with intelligent outsourcing of certain component parts and finished goods. This combination allows us to offer higher value, well-styled product without sacrificing our culture of high quality and quick delivery."

"As previously noted, approximately 20% of 2003 sales will come from sourced items. The start up costs from our sourcing initiatives combined with the operational challenges of transitioning to this blended strategy has negatively impacted our operating margins this year and will continue to do so near-term. However, we believe this approach will create a long-term competitive advantage providing continued sales growth and operating margin improvement going forward," Scheffer concluded.

Management offers the following guidance:

o Net sales is expected to be in the range of $68 million to $71 million for the fourth quarter of 2003, an increase of 7% to 12% over the prior year quarter. For total year 2003, net sales is expected to be in the range of $256 million to $259 million, representing an increase of 7% to 8% over 2002.

o Operating income is expected to be in the range of $6.8 million to $7.4 million for the fourth quarter of 2003, or $25.6 million to $26.2 million for total year 2003.

o Earnings per share is expected to be in the range of $.62 to $.68 for the fourth quarter of 2003 compared to $.59 in the year-ago quarter. For total year 2003, earnings per share is expected to be in the range of $2.27 to $2.33 compared to $1.85 for 2002. Earnings per share for 2002 included restructuring and related charges of $.34.

o The Company's effective tax rate is expected to increase to 36.3% in 2003 from 35.5% in 2002 due to higher state taxes.

Management is currently in the process of planning and budgeting for 2004 and will provide guidance for 2004 at a later time.

Conference Call Details

The Company will host a conference call Tuesday morning, October 14, 2003 at 10:00 a.m. Eastern Time. The call will also be web cast live and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number is (706) 679-8542. A replay will be available through October 21, 2003. The dial-in-number for the replay is (706) 645-9291 with an access code of 3056556.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in implementing its blended strategy of expanded offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, credit exposure to customers in the current economic climate, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA and Robbinsville and Lexington, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.



                                  TABLES FOLLOW

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





                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                                Three Months Ended        Nine Months Ended
                                               Sept 27,     Sept 28,     Sept 27,     Sept 28,
                                                 2003        2002          2003         2002
                                               -------      -------      --------    ---------

Net sales ..................................   $65,227      $61,338      $187,934     $176,180

Cost of sales ..............................    49,586       46,386       143,106      133,287

Restructuring and related charges (1) ......                   (209)                     3,548
                                               -------      -------      --------     --------
    Gross profit ...........................    15,641       15,161        44,828       39,345

Selling, general and administrative expenses     9,170        7,990        26,083       23,799
                                               -------      -------      --------     --------

  Operating income .........................     6,471        7,171        18,745       15,546

Other income, net                                  (61)         (13)         (150)        (167)

Interest expense ...........................       698          767         2,069        2,347
                                               -------      -------      --------     --------
  Income before income taxes ...............     5,834        6,417        16,826       13,366

Income taxes ...............................     2,118        2,278         6,108        4,745
                                               -------      -------      --------     --------
  Net income ...............................   $ 3,716      $ 4,139      $ 10,718     $  8,621
                                               =======      =======      ========     ========

Diluted earnings per share .................   $  0.59      $  0.62      $   1.65     $   1.26
                                               =======      =======      ========     ========

Weighted average number of shares ..........     6,318        6,681         6,502        6,822
                                               =======      =======      ========     ========

Operating income:
    Before restructuring and related charges   $ 6,471      $ 6,962      $ 18,745     $ 19,094

    Restructuring and related charges (1) ..                   (209)                     3,548
                                               -------      -------      --------     --------
      Reported operating income ............   $ 6,471      $ 7,171      $ 18,745     $ 15,546
                                               =======      =======      ========     ========

Net income:
    Before restructuring and related charges   $ 3,716      $ 4,004      $ 10,718     $ 10,909

    Restructuring and related charges (1) ..                   (135)                     2,288
                                               -------      -------      --------     --------
      Reported net income ..................   $ 3,716      $ 4,139      $ 10,718     $  8,621
                                               =======      =======      ========     ========

  (1)2002 amounts represent net restructuring and related charges (credit) for realignment of the Company's manufacturing facilities. Management believes that providing financial measures before restructuring and related charges provides useful information on underlying business trends and operations in order to allow investors to more easily compare and evaluate the Company's financial performance relative to prior periods and industry comparables.



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


                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                          Sept 27,   Sept 28,   Dec 31,
                                                            2003       2002      2002
                                                          --------   --------   -------

Assets
Current assets:
     Cash .............................................   $  1,406   $  8,598   $  9,227
     Accounts receivable, net .........................     33,714     31,753     27,832
     Inventories ......................................     54,395     55,595     54,158
     Prepaid expenses and other current assets
                                                               774      1,035      1,311
     Deferred income taxes ............................      3,379      3,153      2,876
                                                          --------   --------   --------

         Total current assets .........................     93,668    100,134     95,404

Property, plant, and equipment, net ...................     55,945     60,522     59,539
Goodwill ..............................................      9,072      9,072      9,072
Other assets ..........................................      7,565      5,540      8,470
                                                          --------   --------   --------

         Total assets .................................   $166,250   $175,268   $172,485
                                                          ========   ========   ========

Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt .............   $  7,014   $  6,914   $  6,914
     Accounts payable .................................     15,214     17,818     13,386
     Accrued expenses .................................     14,452     16,191     12,160
                                                          --------   --------   --------

         Total current liabilities ....................     36,680     40,923     32,460

Long-term debt ........................................     17,818     24,129     22,700
Deferred income taxes .................................     12,592     11,251     13,084
Other long-term liabilities ...........................      4,483      4,419      4,554

Stockholders' equity ..................................     94,677     94,546     99,687
                                                          --------   --------   --------

         Total liabilities and stockholders' equity ...   $166,250   $175,268   $172,485
                                                          ========   ========   ========










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


                         STANLEY FURNITURE COMPANY, INC.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)
                                                                   Nine Months Ended
                                                                 Sept 27,     Sept 28,
                                                                   2003         2002
                                                                ---------    ---------
Cash flows from operating activities:
  Cash received from customers ..............................   $ 181,942    $ 167,824
  Cash paid to suppliers and employees ......................    (159,628)    (150,676)
  Interest paid .............................................      (2,078)      (2,367)
  Income taxes paid, net ....................................      (7,786)      (1,142)
                                                                ---------    ---------
    Net cash provided by operating activities ...............      12,450       13,639
                                                                ---------    ---------

Cash flows from investing activities:
  Capital expenditures ......................................        (630)        (605)
  Other, net ................................................         (19)         696
                                                                ---------    ---------
    Net cash (used) provided by investing activities ........        (649)          91
                                                                ---------    ---------

Cash flows from financing activities:
  Repayment of senior notes
                                                                   (5,486)      (5,410)
  Purchase and retirement of common stock ...................     (14,787)      (3,066)
  Dividends paid ............................................        (952)
  Proceeds from (repayment of) revolving credit facility, net         704         (600)
  Proceeds from insurance policy loans ......................         888          795
  Proceeds from exercise of stock options ...................          11        1,194
                                                                ---------    ---------
    Net cash used by financing activities ...................     (19,622)      (7,087)
                                                                ---------    ---------

Net (decrease) increase in cash .............................      (7,821)       6,643
Cash at beginning of period .................................       9,227        1,955
                                                                ---------    ---------
  Cash at end of period .....................................   $   1,406    $   8,598
                                                                =========    =========

Reconciliation of net income to
  net cash provided by operating activities:
    Net income ..............................................   $  10,718    $   8,621

    Adjustments to reconcile net income
      to net cash used by operating activities:
      Depreciation and amortization .........................       4,345        4,477
      Restructuring Charge ..................................                    1,755
      Deferred income taxes .................................        (995)
      Loss on disposal of assets                                        4           31
      Changes in working capital ............................      (1,367)        (828)
      Other assets ..........................................        (184)        (167)
      Other long-term liabilities ...........................         (71)        (250)
                                                                ---------    ---------
  Net cash provided by operating activities .................   $  12,450    $  13,639
                                                                =========    =========

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